Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Ste. 1600
Atlanta, GA 30309-3521
Tel: +1 404 572 4600
Fax: +1 404 572 5100 www.kslaw.com

September 20, 2021

U.S. Bancorp Investments, Inc.

214 N. Tryon Street, 26th Floor

Charlotte, NC 28202

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Truist Securities, Inc.

3333 Peachtree Road NE

Atlanta, Georgia 30326

Wells Fargo Securities, LLC

550 South Tryon Street

Charlotte, North Carolina 28202

As Representatives of the several Underwriters

RE:	Piedmont Office Realty Trust, Inc.

Ladies and Gentlemen,

We have acted as counsel for Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), and Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the offering and sale of $300,000,000 aggregate principal amount of 2.750% Senior Notes due 2032 (the “Securities”) to be sold by the Operating Partnership pursuant to the Underwriting Agreement dated September 13, 2021 (the “Underwriting Agreement”), among the Company, the Operating Partnership, and J.P. Morgan Securities LLC, Truist Securities, Inc., U.S. Bancorp Investments, Inc., and Wells Fargo Securities, LLC, as representatives of the underwriters listed in the Underwriting Agreement (the “Underwriters”). This opinion is being rendered at the request of the Underwriters pursuant to the Underwriting Agreement and addresses certain U.S. federal income tax matters. Unless the context otherwise requires, capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

J.P. Morgan Securities LLC

Trust Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

September 20, 2021

In rendering the opinion expressed herein, we have examined such documents as we have    deemed appropriate, including (but not limited to) (1) the analyses of qualifying income and assets prepared by the Company, and (2) stock ownership information provided by the Company. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. The opinions set forth in this letter also are premised on certain additional information and representations obtained through consultation with officers of the Company and Piedmont Washington Properties, Inc. (“PWP”), including those contained in the Officer’s Certificate delivered to us on or about the date hereof (the “Officer’s Certificate”) regarding certain facts and other matters (including among other things, representations as to the stock ownership, assets, acquisitions, revenues, and distributions of the Company and PWP) as are germane to the determination that the Company has been and will be owned and operated in such a manner that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We have assumed, with your consent, that the representations set forth in the Officer’s Certificate are true, accurate, and complete as of the date hereof, and that any representation made in any of the documents referred to therein “to the knowledge and belief” of any person (or with similar qualification) is true and correct without such qualification. While we have discussed such representations with representatives of the Company, we have not conducted an independent investigation or audit of such representations.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)

The Company was organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under the Code, for each of its taxable years beginning with the year ended December 31, 1998 through the year ended December 31, 2020, and its current organization and current method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2021, and future taxable years.

(ii)	The Operating Partnership is not classified as a corporation or as an association taxable as a corporation for U.S. federal income tax purposes.

(iii)

The statements set forth in the Time of Sale Information and the Prospectus under the captions “Additional U.S. federal income tax considerations” and “Material U.S. Federal Income Tax Considerations”, insofar as they purport to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters set forth therein in all material respects.

J.P. Morgan Securities LLC

Trust Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

September 20, 2021

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service (the “IRS”), and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the Securities. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Securities. We have not undertaken to review the Company’s compliance with the REIT requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership in any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT. Finally, our opinion does not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT.

This opinion is furnished by us solely for the benefit of the Underwriters in connection with the matters addressed herein. Except as stated in the immediately preceding sentence, this opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent. Further, this opinion is not to be quoted in whole or in part or otherwise referred to (other than in connection with the transactions contemplated by the Underwriting Agreement), nor is it to be filed with any governmental agency or any other person. Our opinion is not binding on the IRS or any court. Accordingly, no complete assurance can be given that the IRS will not challenge our opinion or that a court will not agree with the IRS.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

J.P. Morgan Securities LLC

Trust Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

September 20, 2021

Very truly yours,

/s/ King & Spalding LLP